                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
      PURSUANT TO SECTION 13 OR 15d OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported) October 15, 2004
--------------------------------------------------------------------------------


                          WILMINGTON TRUST CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

         Delaware                    1-14659                   51-0328154
--------------------------------------------------------------------------------
      (State or other          (Commission File Number)       (IRS Employer
jurisdiction of incorporation)                            Identification Number)

                          Wilmington Trust Corporation
                               Rodney Square North
                            1100 North Market Street
                           Wilmington, Delaware                 19890
--------------------------------------------------------------------------------
               (Address of principal executive offices)       (Zip Code)

Registrant's telephone number, including area code: (302) 651-1000
                                                   -----------------------------

--------------------------------------------------------------------------------
         (Former names or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 15, 2004, the Board of Directors of Wilmington Trust Corporation (the "Corporation") amended the Corporation's 2002 Long Term Incentive Plan to permit directors to defer until retirement the receipt of any stock of the Corporation earned in connection with their service as directors.

ITEM 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

The press release of the Corporation reporting its results of operations and financial condition for the third quarter of 2004 was dated October 16, 2004, is attached hereto as Exhibit A, and is being furnished pursuant to Item 2.02 of Form 8-K.

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

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       WILMINGTON TRUST CORPORATION

                                          By:  /s/ David R. Gibson
                                               ---------------------------------
Dated: October 16, 2004                 Name:  David R. Gibson,
                                       Title:  Executive Vice President and
                                               Chief Financial Officer
                                               (Authorized Officer and Principal
                                               Financial Officer)

                                   EXHIBIT A

WILMINGTON TRUST                                   Wilmington Trust Corporation
                                                   Rodney Square North
                                                   1100 North Market Street
                                                   Wilmington, DE 19890-0001



News Release



FOR IMMEDIATE RELEASE

WILMINGTON TRUST REPORTS THIRD QUARTER EPS OF $0.50

Wilmington, Del., October 22, 2004 - Wilmington Trust Corporation (NYSE: WL) today reported third quarter 2004 net income of $34.4 million, equal to the year-ago third quarter. Earnings per share for the 2004 third quarter were $0.50 on a diluted basis, opposite $0.52 for the same period last year.

Results from the Regional Banking business were robust. Net interest income, before the provision for loan losses, was $74.0 million, which was 8.7% higher than for the year-ago third quarter. On average, total loan balances topped $6.5 billion, commercial loan balances rose 11.4%, and credit quality remained strong.

Revenue from the Wealth Advisory business was $37.0 million, which was 4.2% higher than for the 2003 third quarter. Revenue from the Corporate Client businesses was $17.2 million, which was 4.9% more than for the year-ago third quarter. Expenses were $86.9 million, and reflected steps the company is taking to expand each of its businesses, improve system capabilities, and augment compliance and risk management functions.

"I am pleased with the third quarter growth in our banking business and net interest income, and the ongoing strength of our credit quality," said Ted T. Cecala, Wilmington Trust chairman and chief executive officer. "Wealth Advisory revenue increased modestly because fees from transactional services were $1 million less than at this time last year. Growth also was modest in Corporate Client revenue, due to weak capital markets activity. Expenses rose due to additional investments and people in each of our businesses, the higher costs of new technologies, and compliance with increased regulatory requirements."

On a year-to-date basis, net income was $106.6 million, which was 10.6% higher than for the first nine months of 2003. Earnings per share, on a diluted basis, were $1.57, which was an 8.3% increase. Net interest income, before the provision for loan losses, was 5.5% higher. Advisory revenue rose 16.2%, and total noninterest revenue rose 11.4%. Noninterest expenses were 8.9% higher.

CASH DIVIDEND DECLARED

Noting the 13.6% growth in stockholders' equity at period-end, the Board of Directors declared a regular quarterly cash dividend of $0.285 per share. This was 5.5% more than the $0.27 per share declared in the year-ago third quarter. The quarterly dividend is payable on November 15, 2004, to stockholders of record on November 1, 2004.

NET INTEREST MARGIN STABILIZES

Higher net interest income and market interest rates contributed to improvement in the net interest margin, which was 3.51% for the 2004 third quarter. This was 6 basis points higher than the year-ago third quarter margin of 3.45%, and it marked the first year-over-year increase in the margin since the second quarter of 2002. On a linked-quarter basis, the margin was 1 basis point lower than the 2004 second quarter margin of 3.52%.

Since June 30, the Federal Reserve has raised interest rates three times for a total of 75 basis points, but only the first 25-basis-point increase was in place for the entire third quarter. Subsequent 25-basis-point increases became effective on August 10 and September 21. The company continues to be asset sensitive, as assets are repricing at a faster pace than liabilities.

For the 2004 third quarter, loan balances represented 77.5% of the company's total earning assets, on average, and the investment portfolio accounted for 22.1%.

Investment portfolio balances for the 2004 second quarter, on average, were $1.87 billion, essentially unchanged from the prior-year and prior-quarter levels. On a percentage basis, the composition of the assets within the investment portfolio remained relatively unchanged.

At September 30, 2004, the average life of the portfolio was 6.06 years, and the duration was 2.62. In comparison, at June 30, 2004, the average life was 6.67 years and the duration was 3.07.

LOAN BALANCES RISE FOR 14TH CONSECUTIVE QUARTER

Total loan balances, on average, reached $6.5 billion for the 2004 third quarter. Commercial loan balances rose to $4.31 billion, and accounted for more than 93% of the year-over-year growth in the total loan portfolio. Retail loan balances, on average, increased to $2.22 billion. This pace of growth was achieved even though residential mortgage balances, on average, fell by $133.7 million, or 23.3%, from the year-ago third quarter. Residential mortgage balances declined primarily because of the company's ongoing practice of selling new fixed-rate production into the secondary markets. Prepayments and refinancings also contributed to the decrease.

The health of the Delaware Valley regional economy, which is broadly diversified, contributed to the growth in total loan balances. Unemployment rates and other economic indicators for Delaware and southeastern Pennsylvania remained stronger than for other parts of the United States. The Delaware Valley is where the Regional Banking business is concentrated, and where commercial lending is targeted to family owned or closely held businesses with annual sales of up to $250 million.

In the commercial loan portfolio, much of the growth was in traditional commercial and industrial (C and I) loans. Demand for C and I loans was dispersed throughout the Delaware Valley region, and came from building material suppliers, contractors, and other clients. The rising costs of raw materials, such as steel, copper, and oil, prompted some manufacturing and distribution clients to increase their short-term borrowings.

The growth in commercial mortgage and commercial real estate and construction balances reflected continued development in southern Delaware and the Ocean City, Maryland, area. Borrowings spanned a range of residential and retail projects.

Within the retail portfolio, growth in consumer lending offset the declines in residential mortgage balances. Home equity loans and lines of credit and indirect auto lending accounted for much of the increase in consumer balances. Dealer-generated originations were 35% higher than for the year-ago third quarter. Targeted efforts to increase small business lending also contributed to the increases in consumer loan balances.

Most retail loans and core deposits are associated with clients in the state of Delaware, which is where the company focuses its retail banking activities. Changes in non-core deposit balances reflect funding strategies the company employed to support loan growth. Loans secured with liquid collateral are associated primarily with Wealth Advisory clients.

CREDIT QUALITY REMAINS STABLE

The net charge-off ratio, which management considers the primary measure of credit quality, was 6 basis points, and continued to be in line with historic levels. The percentage of loans rated "pass" by the internal risk rating analysis was higher on both a year-ago and linked-quarter basis, and exceeded 96% for the second consecutive quarter.

The level of nonaccruing loans increased mainly because of a single relationship with a Delaware Valley-based client who is in the dining and recreation business. During the 2004 third quarter, approximately $23 million associated with this relationship was transferred to nonaccruing status.

Changes in the reserve and provision for loan losses reflected loan growth and credit quality. The decline in the loan loss reserve ratio reflected the high percentage of pass-rated loans and the lower provision for loan losses, which was reduced due to the recovery of approximately $1.4 million on two previously charged-off loans.

The composition of assets within the loan portfolio remained relatively unchanged, and the portfolio remained well diversified across commercial and consumer lines.

NET INTEREST AND NONINTEREST REVENUE STREAMS EVENLY BALANCED

Noninterest income for the 2004 third quarter totaled $69.4 million, and accounted for 49.4% of total net interest and noninterest income. The comparable percentages were 51.5% for the year-ago third quarter, and 50.4% for the 2004 second quarter. The changes in these percentages reflected the corresponding increases in net interest income.

Approximately 80% of third quarter 2004 noninterest income was generated by the advisory businesses. This was also the case for the year-ago third quarter and the 2004 second quarter. The advisory businesses comprise Wealth Advisory Services (WAS), Corporate Client Services (CCS), and income from the company's investments in affiliate money managers Cramer Rosenthal McGlynn and Roxbury Capital Management.

Higher income from the affiliate money managers was offset by a lower pace of growth in the WAS and CCS businesses. Other 2004 third quarter noninterest income included securities gains of $600,000, primarily from the sale of a single instrument.

NEWER WEALTH ADVISORY MARKETS GAIN TRACTION

Wealth Advisory Services (WAS) revenue for the 2004 third quarter was $37.0 million. This was 4.2% higher than for the year-ago third quarter, and slightly less than for the

2004 second quarter. Lower revenue from specialized planning services and money market mutual fund fees offset increased revenue from core trust and investment advisory services.

WAS sales were higher year-over-year as well as on a linked-quarter basis. The California, Maryland, and New York markets generated the most sizeable percentage increases in sales. In Maryland and New York, the increases reflected how recent staff additions have helped the company gain more traction in these markets.

The largest contributor to WAS results is revenue from trust and investment advisory services. Approximately 75% of trust and investment advisory revenue is based on equity market valuations. The remainder is associated with fixed income instruments.

In the 2004 third quarter, trust and investment advisory revenue reflected the aforementioned sales momentum, and outpaced changes in the financial markets. At $27.4 million, revenue from these services was 10.0% higher than for the year-ago third quarter, and 1.9% more than for the 2004 second quarter. In comparison, the Dow Jones Industrial Average, the Standard & Poor's 500 Index, and the NASDAQ Composite Index recorded single-digit increases for the comparable 52-week period. For the comparable 90-day period, all three indices declined.

Revenue from planning and other services reflected the fluctuations inherent in this part of the business. It is not unusual for revenue from these services to change from period to period, depending on client demand at any point in time. These services are priced according to their complexity, and are not related to asset valuations.

Approximately 95% of WAS-related mutual fund fees are tied to money market mutual funds, which means that equity market movements have little, if any, impact on their levels.

On October 1, 2004, the acquisition of Grant, Tani, Barash & Altman (GTBA) was completed. Revenue and expenses from GTBA, which is a Beverly Hills-based business management firm that serves high-net-worth clients, will be consolidated in WAS results and included in Wilmington Trust's financial statements beginning with the fourth quarter of 2004. The transaction is expected to be modestly accretive to Wilmington Trust's 2004 earnings.

CORPORATE CLIENT REVENUE REFLECTS CAPITAL MARKETS ENVIRONMENT

Corporate Client Services (CCS) revenue for the 2004 third quarter was $17.2 million, which was 4.9% higher than for the year-ago third quarter. Revenue from the entity management, retirement services, and cash management components of the CCS business was higher, but these increases were offset by a decline in revenue from the capital markets component.

The capital markets component of the CCS business provides trust and administrative services for a variety of structured finance transactions. Changing market dynamics in various parts of the structured finance industry caused the decrease in capital markets revenue.

Market demand for trust-preferred securities remained strong, and sales of services that support these issues were 17.1% higher than for the 2003 third quarter. Demand for services that support asset-backed securitizations also remained strong, and sales of these services were 19.1% higher than for the year-ago third quarter.

The growth in sales related to asset-backed securitizations was offset by a decrease in associated recurring revenue, because more contracts are maturing in a shorter span of time than in the past. Prior to the downward turn in market interest rates that began 3 years ago, the duration of most contracts was 5 to 10 years. As interest rates fell, investors sought durations of 2 to 5 years, which means that many of the contracts are now reaching maturity and ceasing to generate revenue.

The market for cross-border and capital equipment leasings stagnated while investors awaited the outcome of proposed tax legislation. For the year-ago third quarter, sales of services that support leasing transactions were nearly $530,000. In comparison, for the current-year third quarter, these sales amounted to less than $300,000. The corporate tax bill that Congress approved on October 11 eliminated favorable tax treatments for certain leasing structures.

In the entity management component of the CCS business, the higher results reflected a 50.0% increase in revenue from European-based services. This component performs administrative activities that support legal entities in preferred jurisdictions.

Revenue from the retirement services component of the CCS business was higher mainly because sales of trustee services for defined contribution plans were nearly double the amount recorded for the year-ago third quarter.

Most CCS services are provided on a fee-for-service basis, and priced according to complexity. For the 2004 third quarter, approximately 25% of total CCS revenue was tied to asset valuations, versus approximately 23% for the same period last year.

Due to the seasonal nature of the CCS business, management regards year-over-year changes as more meaningful indicators of trends than linked-quarter comparisons. Linked-quarter data is contained in the financial statements that accompany this release.

MANAGED ASSETS AT CRAMER ROSENTHAL MCGLYNN SURPASS PREVIOUS RECORD

Assets under management at value-style affiliate money manager Cramer Rosenthal McGlynn (CRM) reached $5.8 billion, surpassing the record set at June 30, 2004, by more than $300 million, or 6.7%. Managed assets were higher by $1.9 billion, or 46.8%, than at September 30, 2003. In comparison, as noted earlier, the three major equity market indices recorded declines for the comparable 52-week period.

For the 2004 third quarter, income from Wilmington Trust's investment in CRM was nearly double the year-ago third quarter amount, and even with the 2004 second quarter. The increases in managed assets and income reflected market appreciation as well as CRM's ability to attract additional assets.

PROFITABILITY CONTINUES AT ROXBURY CAPITAL MANAGEMENT

Roxbury Capital Management's (RCM) return to profitability continued to gain momentum. Income from Wilmington Trust's investment in the growth-style affiliate was $300,000 for the 2004 third quarter. In comparison, the company recorded a $100,000 loss from RCM for the year-ago third quarter.

RCM's results reflected continued strident expense management and the popularity of its small- and mid-capitalization products, which generate higher fees than other investment products. Outflows from its core large-capitalization product caused overall assets under management to decline.

EXPENSES REFLECT CONTINUED BUSINESS INVESTMENTS

Noninterest expenses for the 2004 third quarter totaled $86.9 million. This was 15.6% more than for the year-ago third quarter, and 5.5% more than for the 2004 second quarter. The increase in expenses reflected a number of steps taken throughout 2004 to position the company for continued growth.

The largest expense increases were recorded in salaries and wages, which were $2.3 million higher than for the year-ago third quarter, and $1.4 million higher than for the 2004 second quarter. These increases resulted from staff additions that were made to strengthen each of the company's businesses and to comply with increasing regulatory requirements. On a full-time equivalent basis, there were 73 more staff members at September 30, 2004, than at the same time last year.

The Regional Banking business has added commercial lending staff in Maryland and Pennsylvania, and opened a loan production office in Bel Air, Maryland. Bel Air is in Harford County, which is central to the growing area between Wilmington and Baltimore. In Delaware, retail banking staff have been added to develop new products and business strategies.

The Wealth Advisory business has expanded its investment management team and added other staff in New York and Baltimore. The Corporate Client business has added sales and support staff in Europe and the United States. Throughout the company, additional staff have been hired to comply with the Sarbanes-Oxley Act, and to enhance the risk management process.

To a certain extent, the larger staff size accounted for increases in incentives and bonuses. In the 2004 third quarter, these expenses also reflected certain incentives that are earned semiannually. Higher pension expense and health insurance costs accounted for the rise in employment benefits costs.

Most of the increase in furniture, equipment, and supplies expense was related to the new trust accounting system. The 2004 third quarter was the first quarter to reflect the full quarterly cost of the system, which was outsourced in May 2004.

Increases in servicing and consulting expense were associated with higher demand for Wealth Advisory investment consulting services, and reflected payments to third-party investment advisors. The increases also included approximately $444,000 for the third quarter and $719,000 year to date in costs associated with Sarbanes-Oxley compliance.

Other noninterest expenses increased from the year-ago third quarter due to a combination of higher legal, audit, insurance, and courier costs. Higher banking and trust differences accounted for most of the linked-quarter increase.

SHARE REPURCHASE ACTIVITY REFLECTS CAPITAL MANAGEMENT

The company bought back 122,854 of its shares during the 2004 third quarter, at an average price of $36.34. This brought the total number of shares repurchased under the current 8-million-share program, which commenced in April 2002, to 627,644.

During the 2004 third quarter, Wilmington Trust reissued 1,106,625 shares of its stock. The size of the stock reissue reflected the completion of Wilmington Trust's acquisition of 100% of Balentine & Company. The original terms of the acquisition entitled certain Balentine principals to receive payments in the form of Wilmington Trust stock in 2005, 2006, and 2007. In June, the parties elected to accelerate the stock payments, and the transaction was completed on July 1, 2004.

OUTLOOK FOR THE REMAINDER OF 2004

Commenting on the outlook for the remainder of 2004, Cecala said:

- "In our Regional Banking business, we expect loan growth in the 6% to 7% range, assuming no significant change in the Delaware Valley economy.

- "The net interest margin should be between 3.50% and 3.54%, assuming no further interest rate changes.

- "We are asset sensitive, and we will benefit from a rising interest rate environment.

-     "We expect credit quality to remain strong.

-     "The provision for loan losses may rise from its third quarter level.

- "As long as the financial markets remain unsettled, we expect year-over-year growth in Wealth Advisory Services revenue to mirror what we recorded for the third quarter.

- "In our Corporate Client business, we do not expect to see the substantial third-to-fourth quarter increase in revenue that we have seen in the past, unless capital markets activity increases. If not, we expect fourth quarter revenue to be on a par with the third quarter amount.

- "Expenses will continue to reflect the business investments that we have made and continue to make, and the higher costs of complying with more rigorous regulatory requirements.

- "For the 2004 fourth quarter, we anticipate expenses of $87 million to $89 million. This includes a seasonal spike in advertising and contributions.

- "The acquisition of Grant, Tani, Barash & Altman will raise revenue and expenses, and make a modest contribution to overall earnings."

NEW DISCLOSURE ADDED

A business segment report has been added to the financial statements that accompany this release. The new report summarizes the year-to-date revenue, expenses, and pre-tax profitability of the Regional Banking business, the Wealth Advisory Services business, the Corporate Client Services business, and the affiliate managers (CRM and RCM). For the purposes of business discussion, the results from CRM and RCM are reported separately. For the purposes of segment reporting, the results from CRM and RCM are combined.

The business segment report shows that for the first 9 months of 2004, 71% of the company's pre-tax profits were generated by the Regional Banking business; 17% from Wealth Advisory Services; 10% from Corporate Client Services; and 2% from the affiliate managers. The corresponding percentages for the first 9 months of 2003 were 72%, 17%, 14%, and (3)%, respectively.

More information about segment profitability is available in the "Notes to Consolidated Financial Statements" sections of the company's Form 10-Q filings and the 2003 annual report to stockholders.

CONFERENCE CALL TODAY

Management will discuss 2004 third quarter results and the outlook for the remainder of the year in a conference call today at 10:00 a.m. (EDT). To access the call, dial 800-475-2151. Supporting materials, financial statements, and simultaneous streaming of the conference call audio will be available online at wilmingtontrust.com.

A rebroadcast of the call will be available from 12:00 noon (EDT) today until 5:00 p.m. (EDT) on Friday, October 29, by calling 877-519-4471 and using PIN number 5219564. To access the rebroadcast from outside the United States, dial 973-341-3080 and use the same PIN number.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements that reflect the company's current expectations about its future performance. These statements rely on a number of assumptions and estimates and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could affect the company's future financial results include, among other things, changes in national or regional economic conditions, changes in market interest rates, increased competition in the company's businesses, and higher-than-expected credit losses, and are discussed more fully in the reports the company files with the Securities and Exchange Commission. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

ABOUT WILMINGTON TRUST

Wilmington Trust Corporation (NYSE: WL) is a financial services holding company that provides wealth management and specialized corporate services to clients throughout the United States and in more than 50 other countries, and commercial banking services throughout the Delaware Valley region. Its wholly owned bank subsidiary, Wilmington Trust Company, celebrated its 100th anniversary in 2003 and today is the 15th largest personal trust provider in the United States. Wilmington Trust and its affiliates have offices in California, Delaware, Florida, Georgia, Maryland, Nevada, New York, Pennsylvania, the Cayman Islands, the Channel Islands, and London, and other affiliates in Dublin and Milan. For more information, visit www.wilmingtontrust.com.

                                      # # #

CONTACTS

Investors and analysts:                     News media:

Ellen J. Roberts                            Bill Benintende
Investor Relations                          Public Relations
(302) 651-8069                              (302) 651-8268
eroberts@wilmingtontrust.com                wbenintende@wilmingtontrust.com

                                      # # #

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2004

                                   HIGHLIGHTS

                                                            Three Months Ended                       Nine Months Ended
                                                -------------------------------------    ----------------------------------------
                                                 Sept. 30,       Sept. 30,         %       Sept. 30,      Sept. 30,           %
                                                   2004            2003        Change        2004           2003           Change
---------------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS (IN MILLIONS)
Net interest income                             $      74.0     $      68.1       8.7    $     218.0     $     206.7          5.5
Provision for loan losses                              (2.9)           (5.7)    (49.1)         (11.6)          (16.6)       (30.1)
Noninterest income                                     69.4            66.3       4.7          212.3           190.5         11.4
Noninterest expense                                    86.9            75.2      15.6          252.5           231.9          8.9
Net income                                             34.4            34.4       --           106.6            96.4         10.6

PER SHARE DATA
Basic net income                                $      0.51     $      0.52      (1.9)   $      1.60     $      1.46          9.6
Diluted net income                                     0.50            0.52      (3.8)          1.57            1.45          8.3
Dividends paid                                        0.285            0.27       5.6           0.84           0.795          5.7
Book value at period end                              13.22           11.87      11.4          13.22           11.87         11.4
Market value at period end                            36.21           30.76      17.7          36.21           30.76         17.7
Market range:
      High                                            37.54           32.78      14.5          38.80           33.61         15.4
      Low                                             34.31           29.03      18.2          34.21           26.00         31.6

AVERAGE SHARES OUTSTANDING (IN THOUSANDS)
      Basic                                          67,321          65,956       2.1         66,596          65,814          1.2
      Diluted                                        68,468          66,670       2.7         67,805          66,348          2.2

AVERAGE BALANCE SHEET (IN MILLIONS)
Investment portfolio                            $   1,866.1     $   1,865.1       0.1    $   1,874.4     $   1,708.8          9.7
Loans                                               6,528.9         6,055.3       7.8        6,419.7         6,023.9          6.6
Earning assets                                      8,423.5         7,956.0       5.9        8,314.7         7,765.4          7.1
Core deposits                                       4,578.1         4,426.3       3.4        4,486.7         4,319.6          3.9
Stockholders' equity                                  871.2           773.8      12.6          835.8           762.5          9.6

STATISTICS AND RATIOS (NET INCOME ANNUALIZED)
Return on average stockholders' equity                15.71%          17.64%    (10.9)         17.04%          16.90%         0.8
Return on average assets                               1.48%           1.58%     (6.3)          1.57%           1.52%         3.3
Net interest margin (taxable equivalent)               3.51%           3.45%      1.7           3.52%           3.60%        (2.2)
Dividend payout ratio                                 55.88%          51.92%      7.6          52.50%          54.45%        (3.6)
Full-time equivalent headcount                        2,375           2,302       3.2          2,375           2,302          3.2

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2004

                           QUARTERLY INCOME STATEMENT

                                                                               Three Months Ended
                                                   ------------------------------------------------------------------------------
                                                                                                                 % Change From:
                                                                                                                -----------------
                                                   Sept. 30,    June 30,    Mar. 31,    Dec. 31,   Sept. 30,     Prior      Prior
(in millions)                                         2004       2004        2004        2003        2003       Quarter      Year
---------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME
  Interest income                                  $   97.8    $   91.6    $   91.0    $   90.7    $   90.5        6.8        8.1
  Interest expense                                     23.8        19.4        19.2        20.3        22.4       22.7        6.3
-----------------------------------------------------------------------------------------------------------
    Net interest income                                74.0        72.2        71.8        70.4        68.1        2.5        8.7
  Provision for loan losses                            (2.9)       (3.2)       (5.5)       (5.0)       (5.7)      (9.4)     (49.1)
-----------------------------------------------------------------------------------------------------------
    Net interest income after provision
      for loan losses                                  71.1        69.0        66.3        65.4        62.4        3.0       13.9
                                                   --------------------------------------------------------

NONINTEREST INCOME
  Advisory fees:
    Wealth Advisory Services
      Trust and investment advisory fees               27.4        26.9        26.9        26.3        24.9        1.9       10.0
      Mutual fund fees                                  5.0         4.9         5.2         5.4         5.6        2.0      (10.7)
      Planning and other services                       4.6         5.6         7.6         6.5         5.0      (17.9)      (8.0)
-----------------------------------------------------------------------------------------------------------
        Total Wealth Advisory Services                 37.0        37.4        39.7        38.2        35.5       (1.1)       4.2
                                                   --------------------------------------------------------
    Corporate Client Services
      Capital markets services                          7.1         8.3         7.8        10.0         7.5      (14.5)      (5.3)
      Entity management services                        5.8         5.4         5.5         5.5         5.2        7.4       11.5
      Retirement services                               2.9         3.2         2.8         2.7         2.4       (9.4)      20.8
      Cash management services                          1.4         1.5         1.8         1.3         1.3       (6.7)       7.7
-----------------------------------------------------------------------------------------------------------
        Total Corporate Client Services                17.2        18.4        17.9        19.5        16.4       (6.5)       4.9
                                                   --------------------------------------------------------
    Cramer Rosenthal McGlynn                            2.5         2.5         2.1         2.1         1.3       ----       92.3
    Roxbury Capital Management                          0.3         0.2         0.2        ----        (0.1)      50.0       ----
-----------------------------------------------------------------------------------------------------------
      Advisory fees                                    57.0        58.5        59.9        59.8        53.1       (2.6)       7.3
    Amortization of affiliate other intangibles        (0.6)       (0.5)       (0.4)       (0.4)       (0.7)      20.0      (14.3)
-----------------------------------------------------------------------------------------------------------
      Advisory fees after amortization
        of affiliate other intangibles                 56.4        58.0        59.5        59.4        52.4       (2.8)       7.6
                                                   --------------------------------------------------------
  Service charges on deposit accounts                   7.8         8.1         8.2         8.6         8.6       (3.7)      (9.3)
  Other noninterest income                              4.6         4.1         5.0         5.0         5.3       12.2      (13.2)
  Securities gains                                      0.6        ----        ----         0.7        ----       ----       ----
-----------------------------------------------------------------------------------------------------------
    Total noninterest income                           69.4        70.2        72.7        73.7        66.3       (1.1)       4.7
                                                   --------------------------------------------------------

    Net interest and noninterest income               140.5       139.2       139.0       139.1       128.7        0.9        9.2
                                                   --------------------------------------------------------

NONINTEREST EXPENSE
  Salaries and wages                                   33.8        32.4        32.4        31.6        31.5        4.3        7.3
  Incentives and bonuses                                7.1         6.4         8.3         7.6         5.4       10.9       31.5
  Employment benefits                                  10.3        10.0        10.9         8.3         8.8        3.0       17.0
  Net occupancy                                         5.2         5.0         5.3         5.4         4.8        4.0        8.3
  Furniture, equipment, and supplies                    8.1         7.8         7.6         7.1         6.6        3.8       22.7
  Other noninterest expense:
    Advertising and contributions                       1.9         2.8         1.6         2.0         1.4      (32.1)      35.7
    Servicing and consulting fees                       5.9         5.0         4.6         4.3         4.0       18.0       47.5
    Travel, entertainment, and training                 2.2         2.3         1.7         1.7         1.8       (4.3)      22.2
    Originating and processing fees                     2.1         2.0         2.1         2.1         2.1        5.0       ----
    Other expense                                      10.3         8.7         8.7         9.9         8.8       18.4       17.0
-----------------------------------------------------------------------------------------------------------
      Total other noninterest expense                  22.4        20.8        18.7        20.0        18.1        7.7       23.8
                                                   --------------------------------------------------------
    Total noninterest expense                          86.9        82.4        83.2        80.0        75.2        5.5       15.6
                                                   --------------------------------------------------------
    Income before income taxes and
      minority interest                                53.6        56.8        55.8        59.1        53.5       (5.6)       0.2
Applicable income taxes                                19.2        19.9        19.8        20.8        18.8       (3.5)       2.1
-----------------------------------------------------------------------------------------------------------
    Net income before minority interest                34.4        36.9        36.0        38.3        34.7       (6.8)      (0.9)
Minority interest                                      ----         0.4         0.3         0.3         0.3     (100.0)    (100.0)
-----------------------------------------------------------------------------------------------------------
    Net income                                     $   34.4    $   36.5    $   35.7    $   38.0    $   34.4       (5.8)      ----
                                                   ========================================================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2004

                          YEAR-TO-DATE INCOME STATEMENT

                                                                Nine Months Ended
                                                        --------------------------------
                                                        Sept 30,     Sept 30,        %
(in millions)                                             2004         2003       Change
----------------------------------------------------------------------------------------
NET INTEREST INCOME
     Interest income                                    $ 280.4      $ 278.1         0.8
     Interest expense                                      62.4         71.4       (12.6)
----------------------------------------------------------------------------
        Net interest income                               218.0        206.7         5.5
Provision for loan losses                                 (11.6)       (16.6)      (30.1)
----------------------------------------------------------------------------
     Net interest income after provision
        for loan losses                                   206.4        190.1         8.6
                                                        --------------------

NONINTEREST INCOME
     Advisory fees:
        Wealth Advisory Services
           Trust and investment advisory fees              81.1         70.9        14.4
           Mutual fund fees                                15.1         16.9       (10.7)
           Planning and other services                     17.8         14.5        22.8
----------------------------------------------------------------------------
               Total Wealth Advisory Services             114.0        102.3        11.4
                                                        --------------------
        Corporate Client Services
           Capital markets services                        23.3         21.4         8.9
           Entity management services                      16.8         15.4         9.1
           Retirement services                              8.9          7.1        25.4
           Cash management services                         4.6          3.9        17.9
----------------------------------------------------------------------------
               Total Corporate Client Services             53.6         47.8        12.1
                                                        --------------------
        Cramer Rosenthal McGlynn                            7.1          3.2       121.9
        Roxbury Capital Management                          0.7         (2.3)       ----
----------------------------------------------------------------------------
           Advisory fees                                  175.4        151.0        16.2
        Amortization of affiliate other intangibles        (1.5)        (1.4)        7.1
----------------------------------------------------------------------------
           Advisory fees after amortization
               of affiliate other intangibles             173.9        149.6        16.2
                                                        --------------------
     Service charges on deposit accounts                   24.1         23.7         1.7
     Other noninterest income                              13.7         17.2       (20.3)
     Securities gains                                       0.6         ----        ----
----------------------------------------------------------------------------
        Total noninterest income                          212.3        190.5        11.4
                                                        --------------------
        Net interest and noninterest income               418.7        380.6        10.0
                                                        --------------------

NONINTEREST EXPENSE
     Salaries and wages                                    98.6         92.5         6.6
     Incentives and bonuses                                21.8         19.2        13.5
     Employment benefits                                   31.2         27.3        14.3
     Net occupancy                                         15.5         15.2         2.0
     Furniture, equipment, and supplies                    23.5         21.1        11.4
     Other noninterest expense:
        Advertising and contributions                       6.2          6.1         1.6
        Servicing and consulting fees                      15.4         12.0        28.3
        Travel, entertainment, and training                 6.2          5.1        21.6
        Originating and processing fees                     6.2          5.8         6.9
        Other expense                                      27.9         27.6         1.1
----------------------------------------------------------------------------
           Total other noninterest expense                 61.9         56.6         9.4
                                                        --------------------
        Total noninterest expense                         252.5        231.9         8.9
                                                        --------------------
        Income before income taxes and
           minority interest                              166.2        148.7        11.8
Applicable income taxes                                    58.9         51.5        14.4
----------------------------------------------------------------------------
        Net income before minority interest               107.3         97.2        10.4
Minority interest                                           0.7          0.8       (12.5)
----------------------------------------------------------------------------
        Net income                                      $ 106.6      $  96.4        10.6
                                                        ====================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2004

                             STATEMENT OF CONDITION

                                                                                                                    % Change From
                                                                                                                   ---------------
                                                         Sept. 30,   June 30,   Mar. 31,    Dec. 31,    Sept. 30,   Prior    Prior
(in millions)                                              2004        2004       2004        2003        2003     Quarter    Year
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                  $  217.7    $  402.6   $  193.5    $  210.2    $  228.5    (45.9)     (4.7)
                                                         -------------------------------------------------------
Federal funds sold and securities
    purchased under agreements to resell                    332.1        67.5      151.5         3.8       477.7    392.0     (30.5)
                                                         -------------------------------------------------------
Investment securities:
    U.S. Treasury and government agencies                   447.1       416.9      468.1       470.0       515.1      7.2     (13.2)
    Obligations of state and political subdivisions          12.7        14.0       14.3        16.0        16.1     (9.3)    (21.1)
    Preferred stock                                         122.9       121.4      121.2       120.1       119.4      1.2       2.9
    Mortgage-backed securities                              957.5       950.1    1,038.2       979.0       883.4      0.8       8.4
    Other securities                                        323.8       327.8      301.5       294.3       262.5     (1.2)     23.4
----------------------------------------------------------------------------------------------------------------
        Total investment securities                       1,864.0     1,830.2    1,943.3     1,879.4     1,796.5      1.8       3.8
                                                         -------------------------------------------------------

Loans:
    Commercial, financial and agricultural                2,428.6     2,408.7    2,338.8     2,275.2     2,216.0      0.8       9.6
    Real estate-construction                                759.0       695.9      733.0       699.8       663.4      9.1      14.4
    Mortgage-commercial                                   1,186.6     1,195.8    1,144.5     1,078.2     1,052.6     (0.8)     12.7
----------------------------------------------------------------------------------------------------------------
        Total commercial loans                            4,374.2     4,300.4    4,216.3     4,053.2     3,932.0      1.7      11.2
                                                         -------------------------------------------------------
    Mortgage-residential                                    439.8       447.6      471.9       489.6       545.9     (1.7)    (19.4)
    Consumer                                              1,182.6     1,132.1    1,073.7     1,077.1     1,055.5      4.5      12.0
    Secured with liquid collateral                          619.4       603.1      609.1       605.4       565.8      2.7       9.5
----------------------------------------------------------------------------------------------------------------
        Total retail loans                                2,241.8     2,182.8    2,154.7     2,172.1     2,167.2      2.7       3.4
                                                         -------------------------------------------------------
        Total loans net of unearned income                6,616.0     6,483.2    6,371.0     6,225.3     6,099.2      2.0       8.5
Reserve for loan losses                                     (91.3)      (92.5)     (91.2)      (89.9)      (91.2)    (1.3)      0.1
----------------------------------------------------------------------------------------------------------------
        Net loans                                         6,524.7     6,390.7    6,279.8     6,135.4     6,008.0      2.1       8.6
                                                         -------------------------------------------------------
Premises and equipment                                      151.5       152.5      151.4       152.3       152.0     (0.7)     (0.3)
Goodwill                                                    325.6       268.7      256.0       243.2       242.8     21.3      34.1
Other intangibles                                            34.6        28.7       23.6        24.0        24.2     19.3      43.0
Other assets                                                180.7       148.7      171.3       171.9       170.2     21.5       6.2
----------------------------------------------------------------------------------------------------------------
        Total assets                                     $9,630.9    $9,289.6   $9,170.4    $8,820.2    $9,099.9      3.7       5.8
                                                         =======================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
    Noninterest-bearing demand                           $1,167.5    $1,207.2   $1,054.6    $1,025.5    $1,440.0     (3.3)    (18.9)
    Interest-bearing:
       Savings                                              358.1       373.4      379.0       369.0       364.9     (4.1)     (1.9)
       Interest-bearing demand                            2,342.4     2,296.5    2,275.4     2,364.1     2,246.9      2.0       4.3
       Certificates under $100,000                          762.3       762.7      769.3       788.3       805.6     (0.1)     (5.4)
       Local certificates $100,000 and over                 181.1       155.5      137.6       130.3       129.1     16.5      40.3
----------------------------------------------------------------------------------------------------------------
        Total core deposits                               4,811.4     4,795.3    4,615.9     4,677.2     4,986.5      0.3      (3.5)
       National certificates $100,000 and over            2,177.9     1,627.0    2,243.0     1,900.0     1,784.2     33.9      22.1
----------------------------------------------------------------------------------------------------------------
        Total deposits                                    6,989.3     6,422.3    6,858.9     6,577.2     6,770.7      8.8       3.2
                                                         -------------------------------------------------------

Short-term borrowings:
    Federal funds purchased and securities sold
       under agreements to repurchase                     1,111.6     1,434.9      885.5       828.5       938.8    (22.5)     18.4
    U.S. Treasury demand                                     78.6        64.1       18.6        48.3        55.6     22.6      41.4
----------------------------------------------------------------------------------------------------------------
        Total short-term borrowings                       1,190.2     1,499.0      904.1       876.8       994.4    (20.6)     19.7
                                                         -------------------------------------------------------
Other liabilities                                           150.2       142.5      152.0       158.1       140.2      5.4       7.1
Long-term debt                                              410.7       398.0      418.6       407.1       410.7      3.2      ----
----------------------------------------------------------------------------------------------------------------
        Total liabilities                                 8,740.4     8,461.8    8,333.6     8,019.2     8,316.0      3.3       5.1
                                                         -------------------------------------------------------
Minority interest                                            ----         1.4        1.0         0.2         0.3   (100.0)   (100.0)
Stockholders' equity                                        890.5       826.4      835.8       800.8       783.6      7.8      13.6
----------------------------------------------------------------------------------------------------------------
       Total liabilities and stockholders'
        equity                                           $9,630.9    $9,289.6   $9,170.4    $8,820.2    $9,099.9      3.7       5.8
                                                         =======================================================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2004

                         AVERAGE STATEMENT OF CONDITION

                                                                                                                 % Change From
                                                        2004        2004        2004       2003       2003     ----------------
                                                        Third      Second       First     Fourth      Third     Prior     Prior
(in millions)                                          Quarter     Quarter     Quarter    Quarter    Quarter   Quarter     Year
-------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                               $  226.0    $  203.8    $  193.9   $  200.8   $  190.5     10.9      18.6
                                                      ------------------------------------------------------
Federal funds sold and securities
    purchased under agreements to resell                  28.5        16.3        16.8       16.2       35.6     74.8     (19.9)
                                                      ------------------------------------------------------
Investment securities:
    U.S. Treasury and government agencies                449.6       430.0       465.3      488.0      517.1      4.6     (13.1)
    Obligations of state and political subdivisions       12.7        14.2        14.7       16.1       16.2    (10.6)    (21.6)
    Preferred stock                                      121.2       119.5       120.3      118.9      120.7      1.4       0.4
    Mortgage-backed securities                           960.4       989.4     1,008.8      947.2      961.2     (2.9)     (0.1)
    Other securities                                     322.2       305.9       289.4      271.9      249.9      5.3      28.9
------------------------------------------------------------------------------------------------------------
        Total investment securities                    1,866.1     1,859.0     1,898.5    1,842.1    1,865.1      0.4       0.1
                                                      ------------------------------------------------------

Loans:
    Commercial, financial and agricultural             2,403.3     2,361.1     2,325.2    2,229.1    2,202.2      1.8       9.1
    Real estate-construction                             718.1       735.2       725.0      687.5      624.9     (2.3)     14.9
    Mortgage-commercial                                1,186.4     1,169.2     1,103.1    1,073.6    1,039.4      1.5      14.1
------------------------------------------------------------------------------------------------------------
        Total commercial loans                         4,307.8     4,265.5     4,153.3    3,990.2    3,866.5      1.0      11.4
                                                      ------------------------------------------------------
    Mortgage-residential                                 440.2       459.3       481.7      515.0      573.9     (4.2)    (23.3)
    Consumer                                           1,164.1     1,097.6     1,071.1    1,060.2    1,031.3      6.1      12.9
    Secured with liquid collateral                       616.8       597.6       602.6      601.7      583.6      3.2       5.7
------------------------------------------------------------------------------------------------------------
        Total retail loans                             2,221.1     2,154.5     2,155.4    2,176.9    2,188.8      3.1       1.5
                                                      ------------------------------------------------------
        Total loans net of unearned income             6,528.9     6,420.0     6,308.7    6,167.1    6,055.3      1.7       7.8
Reserve for loan losses                                  (92.3)      (90.0)      (89.1)     (90.2)     (87.1)     2.6       6.0
------------------------------------------------------------------------------------------------------------
        Net loans                                      6,436.6     6,330.0     6,219.6    6,076.9    5,968.2      1.7       7.8
                                                      ------------------------------------------------------
Premises and equipment                                   152.9       151.9       151.9      151.9      153.0      0.7      (0.1)
Goodwill                                                 325.4       256.1       243.2      242.8      247.4     27.1      31.5
Other intangibles                                         35.1        23.5        23.7       24.1       21.2     49.4      65.6
Other assets                                             159.6       159.4       167.5      171.0      176.7      0.1      (9.7)
------------------------------------------------------------------------------------------------------------
        Total assets                                  $9,230.2    $9,000.0    $8,915.1   $8,725.8   $8,657.7      2.6       6.6
                                                      ======================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
    Noninterest-bearing demand                        $  959.7    $  890.6    $  842.0   $  868.2   $  866.8      7.8      10.7
    Interest-bearing:
       Savings                                           368.4       379.5       372.1      368.2      368.8     (2.9)     (0.1)
       Interest-bearing demand                         2,297.1     2,319.4     2,267.0    2,298.1    2,244.7     (1.0)      2.3
       Certificates under $100,000                       763.9       762.7       779.3      794.8      817.6      0.2      (6.6)
       Local certificates $100,000 and over              189.0       133.5       134.8      135.5      128.4     41.6      47.2
------------------------------------------------------------------------------------------------------------
        Total core deposits                            4,578.1     4,485.7     4,395.2    4,464.8    4,426.3      2.1       3.4
       National certificates $100,000 and over         1,937.1     1,980.9     2,223.9    1,927.4    1,780.9     (2.2)      8.8
------------------------------------------------------------------------------------------------------------
        Total deposits                                 6,515.2     6,466.6     6,619.1    6,392.2    6,207.2      0.8       5.0
                                                      ------------------------------------------------------
Short-term borrowings:
    Federal funds purchased and securities sold
       under agreements to repurchase                  1,289.8     1,139.5       893.0      973.6    1,115.2     13.2      15.7
    U.S. Treasury demand                                   3.8        12.4        11.8        9.8       20.0    (69.4)    (81.0)
------------------------------------------------------------------------------------------------------------
        Total short-term borrowings                    1,293.6     1,151.9       904.8      983.4    1,135.2     12.3      14.0
                                                      ------------------------------------------------------
Other liabilities                                        147.0       151.3       168.3      153.8      136.1     (2.8)      8.0
Long-term debt                                           403.2       405.3       410.8      406.1      405.4     (0.5)     (0.5)
------------------------------------------------------------------------------------------------------------
        Total liabilities                              8,359.0     8,175.1     8,103.0    7,935.5    7,883.9      2.2       6.0
                                                      ------------------------------------------------------
Minority interest                                         ----         1.0         0.3        0.2       ----   (100.0)     ----
Stockholders' equity                                     871.2       823.9       811.8      790.1      773.8      5.7      12.6
------------------------------------------------------------------------------------------------------------
       Total liabilities and stockholders'
        equity                                        $9,230.2    $9,000.0    $8,915.1   $8,725.8   $8,657.7      2.6       6.6
                                                      ======================================================

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2004

                                YIELDS AND RATES

                                                         2004             2004           2004            2003            2003
                                                         Third           Second          First          Fourth          Third
YIELDS/RATES (TAX-EQUIVALENT BASIS)                     Quarter          Quarter        Quarter         Quarter         Quarter
-------------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS:
FEDERAL FUNDS SOLD AND SECURITIES
    PURCHASED UNDER AGREEMENTS TO RESELL                   1.48%            1.09%          1.01%           1.09%           1.12%

U.S. Treasury and government agencies                      3.53             3.50           3.44            3.32            3.22
Obligations of state and political subdivisions            8.75             8.71           8.55            9.04            8.99
Preferred stock                                            7.42             7.42           7.42            7.30            7.39
Mortgage-backed securities                                 4.08             3.94           4.12            4.13            3.64
Other securities                                           3.04             3.07           2.79            2.87            2.88
TOTAL INVESTMENT SECURITIES                                4.02             3.96           3.99            3.98            3.71

Commercial, financial and agricultural                     4.51             4.20           4.16            4.18            4.18
Real estate-construction                                   4.93             4.46           4.42            4.37            4.37
Mortgage-commercial                                        4.85             4.76           4.82            4.90            5.08
TOTAL COMMERCIAL LOANS                                     4.67             4.40           4.38            4.41            4.45

Mortgage-residential                                       6.02             6.05           6.08            6.40            6.63
Consumer                                                   5.84             5.92           6.04            6.15            6.58
Secured with liquid collateral                             2.93             2.49           2.51            2.51            2.52
TOTAL RETAIL LOANS                                         5.07             5.00           5.06            5.20            5.51

TOTAL LOANS                                                4.81             4.60           4.61            4.69            4.85

TOTAL EARNING ASSETS                                       4.62             4.45           4.46            4.52            4.56

FUNDS USED TO SUPPORT EARNING ASSETS:
Savings                                                    0.21             0.13           0.13            0.13            0.13
Interest-bearing demand                                    0.52             0.37           0.37            0.37            0.39
Certificates under $100,000                                1.95             1.95           2.12            2.31            2.50
Local certificates $100,000 and over                       1.40             1.54           1.44            1.49            1.60
CORE INTEREST-BEARING DEPOSITS                             0.84             0.72           0.77            0.82            0.89

National certificates $100,000 and over                    1.48             1.16           1.13            1.20            1.48
TOTAL INTEREST-BEARING DEPOSITS                            1.06             0.88           0.91            0.95            1.09

Federal funds purchased and securities sold
    under agreements to repurchase                         1.62             1.35           1.37            1.38            1.39
U.S. Treasury demand                                       1.54             0.80           0.77            0.80            0.76
TOTAL SHORT-TERM BORROWINGS                                1.62             1.34           1.37            1.37            1.38

Long-term debt                                             3.44             3.21           2.81            3.45            3.63
TOTAL INTEREST-BEARING LIABILITIES                         1.29             1.08           1.08            1.16            1.29

TOTAL FUNDS USED TO SUPPORT EARNING ASSETS                 1.11             0.93           0.93            1.00            1.11

NET INTEREST MARGIN (TAX-EQUIVALENT BASIS)                 3.51             3.52           3.53            3.52            3.45

YEAR-TO-DATE NET INTEREST MARGIN                           3.52             3.52           3.53            3.60            3.60

Prime rate                                                 4.42             4.00           4.00            4.00            4.00

Tax-equivalent net interest income (in millions)       $   75.0         $   73.4       $   72.9        $   71.6        $   69.3

AVERAGE EARNING ASSETS                                  8,423.5          8,295.3        8,224.0         8,025.4         7,956.0

Average rates are calculated using average balances based on historical cost and do not reflect market valuation adjustments.

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2004

                            SUPPLEMENTAL INFORMATION

                                                                                          Three Months Ended
                                                        ---------------------------------------------------------------------------
                                                                                                                    % Change From:
                                                                                                                  -----------------
                                                                                                                             Prior
                                                        Sept. 30,   June 30,   Mar. 31,   Dec. 31,    Sept. 30,    Prior      Year
                                                           2004       2004      2004        2003        2003      Quarter   Quarter
-----------------------------------------------------------------------------------------------------------------------------------
NET INCOME
Net income per share
     Basic                                               $  0.51    $  0.55    $  0.54    $   0.58    $   0.52      (7.3)     (1.9)
     Diluted                                                0.50       0.54       0.53        0.57        0.52      (7.4)     (3.8)
Weighted average shares outstanding (in thousands)
     Basic                                                67,321     66,309     66,160      66,034      65,956
     Diluted                                              68,468     67,454     67,493      67,093      66,670
Net income as a percentage of:
     Average assets                                         1.48%      1.63%      1.61%       1.73%       1.58%
     Average stockholders' equity                          15.71      17.82      17.69       19.08       17.64

ASSETS UNDER MANAGEMENT * (IN BILLIONS)
Wilmington Trust                                         $  24.6    $  24.3    $  24.3    $   24.4    $   23.6       1.2       4.2
Roxbury Capital Management                                   2.9        3.2        3.4         3.2         3.1      (9.4)     (6.5)
Cramer Rosenthal McGlynn                                     5.8        5.5        5.1         4.7         4.0       5.5      45.0
--------------------------------------------------------------------------------------------------------------
     Combined assets under management                    $  33.3    $  33.0    $  32.8    $   32.3    $   30.7       0.9       8.5
                                                         =====================================================

* Assets under managements include
  estimates for values associated
  with certain assets that lack
  readily ascertainable values, such
  as limited partnership interests.

Full-time equivalent headcount                             2,375      2,356      2,340       2,307       2,302

CAPITAL (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Average stockholders' equity                             $ 871.2    $ 823.9    $ 811.8    $  790.1    $  773.8       5.7      12.6
Period-end primary capital                                 981.8      918.9      927.0       890.7       874.8       6.8      12.2
Per share:
     Book value                                            13.22      12.45      12.59       12.18       11.87       6.2      11.4
     Quarterly dividends declared                          0.285      0.285       0.27        0.27        0.27      ----       5.6
     Year-to-date dividends declared                        0.84      0.555       0.27       1.065       0.795
Average stockholders' equity to assets                      9.44%      9.15%      9.11%       9.05%       8.94%
Total risk-based capital ratio                             11.97      12.55      12.75       12.45       12.15
Tier 1 risk-based capital ratio                             7.17       7.53       7.66        7.46        7.27
Tier 1 leverage capital ratio                               6.04       6.30       6.39        6.34        6.19

CREDIT QUALITY (IN MILLIONS)
Period-end reserve for loan losses                       $  91.3    $  92.5    $  91.2    $   89.9    $   91.2
Period-end non-performing assets:
     Nonaccrual                                             60.7       41.8       40.6        45.4        50.2
     OREO                                                    0.2        0.2        1.1         1.4         1.6
Period-end past due 90 days                                  7.6        5.0        6.2         5.6         7.3
Period-end renegotiated loans                               ----       ----       ----        ----        ----

Gross charge-offs                                            5.8        3.5        5.4         7.3         3.3
Recoveries                                                   1.7        1.6        1.2         0.9         1.3
Net charge-offs                                              4.1        1.9        4.2         6.4         2.0
Year-to-date net charge-offs                                10.2        6.2        4.2        16.9        10.5

Ratios:
     Period-end reserve to loans                            1.38%      1.43%      1.43%       1.44%       1.50%
     Period-end non-performing assets to loans              0.92       0.65       0.65        0.75        0.85
     Period-end loans past due 90 days to total loans       0.11       0.08       0.10        0.09        0.12
     Net charge-offs to average loans                       0.06       0.03       0.07        0.10        0.03

INTERNAL RISK RATING
Pass                                                       96.74%     96.24%     95.90%      95.83%      95.81%
Watchlisted                                                 1.81       2.19       2.64        2.58        2.53
Substandard                                                 1.21       1.31       1.21        1.27        1.25
Doubtful                                                    0.24       0.26       0.25        0.32        0.41

                 WILMINGTON TRUST CORPORATION QUARTERLY SUMMARY
             As of and for the nine months ended September 30, 2004

                      YEAR-TO-DATE BUSINESS SEGMENT REPORT

                                                                        Nine Months Ended
                                                   -------------------------------------------------------------
                                                     Sept 30,        Sept 30,            $                  %
(in millions)                                         2004            2003             Change             Change
-----------------------------------------------------------------------------------------------------------------
REGIONAL BANKING
    Net interest income                            $    197.1      $     185.4      $       11.7              6.3%
    Provision for loan losses                           (11.6)           (15.6)             (4.0)           (25.6)
    Noninterest income                                   38.0             41.2              (3.2)            (7.8)
    Noninterest expense                                 105.7            103.2               2.5              2.4
-----------------------------------------------------------------------------------------------------------------
Income before taxes                                     117.8            107.8              10.0              9.3
                                                   --------------------------------------------------------------

WEALTH ADVISORY SERVICES
    Net interest income                            $     18.2      $      18.5      $       (0.3)            (1.6)%
    Provision for loan losses                              --             (1.0)             (1.0)          (100.0)
    Noninterest income                                  107.0             94.2              12.8             13.6
    Noninterest expense                                  97.5             86.5              11.0             12.7
-----------------------------------------------------------------------------------------------------------------
Income before taxes                                      27.7             25.2               2.5              9.9
                                                   --------------------------------------------------------------

CORPORATE CLIENT SERVICES
    Net interest income                            $      6.6      $       7.6      $       (1.0)           (13.2)%
    Provision for loan losses                              --               --                --               --
    Noninterest income                                   60.0             54.8               5.2              9.5
    Noninterest expense                                  49.3             42.2               7.1             16.8
-----------------------------------------------------------------------------------------------------------------
Income before taxes                                      17.3             20.2              (2.9)           (14.4)
                                                   --------------------------------------------------------------

AFFILIATE MANAGERS*
    Net interest income                            $     (3.9)     $      (4.8)     $        0.9            (18.8)%
    Provision for loan losses                              --               --                --               --
    Noninterest income                                    7.3              0.3               7.0              N/M
    Noninterest expense                                    --               --                --               --
-----------------------------------------------------------------------------------------------------------------
Income before taxes                                       3.4             (4.5)              7.9               --
                                                   --------------------------------------------------------------

TOTAL WILMINGTON TRUST CORPORATION
    Net interest income                            $    218.0      $     206.7      $       11.3              5.5%
    Provision for loan losses                           (11.6)           (16.6)             (5.0)           (30.1)
    Noninterest income                                  212.3            190.5              21.8             11.4
    Noninterest expense                                 252.5            231.9              20.6              8.9
-----------------------------------------------------------------------------------------------------------------
Income before taxes                                $    166.2      $     148.7      $       17.5             11.8
                                                   ==============================================================


*Affiliate managers comprise Cramer Rosenthal McGlynn and Roxbury Capital
 Management.